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Sun Life Assurance Company of Canada (U.S.)
On Sun Life Executive Park
Wellesley Hills, Massachusetts 02481

    Re:  Registration Statement on Form S-2

Ladies and Gentlemen:

    I have acted as counsel to Sun Life Assurance Company of Canada (U.S.) (the "Company") in connection with the above-captioned registration Statement (the "Registration Statement") with respect to the registration of certain annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and such other documents and reviewed such questions of Delaware law as I have considered necessary and appropriate. Based on such examination and review, it is my opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2. The Contracts when issued in the manner described in the Registration Statement will be validly issued and will represent binding obligations of the Company and its general account under Delaware law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Respectfully yours,


                                                 /s/ Edward M. Shea, Esq.
                                                 ------------------------


November 24, 1998